Exhibit (h)(2)

INTERMEDIARY MANAGER AGREEMENT

between

BLACKSTONE PRIVATE MULTI-ASSET CREDIT AND INCOME FUND

and

BLACKSTONE SECURITIES PARTNERS L.P.

Dated as of: February 20, 2025

Blackstone Securities Partners L.P.

345 Park Avenue

New York, New York 10154

Blackstone Private Multi-Asset Credit and Income Fund, a Delaware statutory trust (the “Fund”), is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is registering an unlimited number of the Fund’s common shares of beneficial interest, $0.01 par value per share (“Common Shares”) under the Securities Act of 1933, as amended (the “1933 Act”), to be offered for sale in a public offering in accordance with the terms and conditions set forth in the prospectus (the “Prospectus”) included in the Fund’s registration statement filed with the Securities and Exchange Commission on Form N-2, as it may be amended from time to time (collectively, the “Registration Statement”). Blackstone Private Credit Strategies LLC, the Fund’s investment adviser, has applied for and received exemptive relief from the Securities and Exchange Commission to permit the Fund to offer multiple classes of Common Shares. The Fund will offer the following share classes: Class S Common Shares (“Class S Shares”), Class D Common Shares (“Class D Shares”) and Class I Common Shares (“Class I Shares” and, together with the Class S Shares and Class D Shares, “Common Shares”). In the future, other classes of Common Shares may be designated and offered.

In this connection, the Fund desires that your firm, Blackstone Securities Partners L.P. (the “Intermediary Manager”), act as Intermediary Manager for the sale and distribution of Common Shares which have been registered as described above and of any additional Common Shares which may become registered during the term of this Agreement. You have advised the Fund that you are willing to act as the Intermediary Manager of Common Shares, and it is accordingly agreed by and between us as follows:

1. Appointment of the Intermediary Manager. The Fund hereby appoints you as the sole Intermediary Manager of Common Shares in connection with the aforesaid public offering of Common Shares, and the Fund further agrees from and after the date of this Agreement, that it will not, without your consent, sell or agree to sell any Common Shares otherwise than through you, except: (a) the Fund may issue Common Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted by the 1940 Act and the rules thereunder; (b) the Fund may issue Common Shares in connection with the reinvestment of distributions made by the Fund or of any other investment company if permitted by the then-current Prospectus; and (c) employees of the investment adviser of the Fund and its affiliates, as well as persons related thereto, and any other persons as may be designed by the investment adviser of the Fund from time to time.

2. Sale of Shares. You agree to serve as the Intermediary Manager of Common Shares in accordance with the terms of this Agreement, and to offer Common Shares to investors as agent of the Fund either directly to institutional investors or through brokers, dealers and other financial institutions which enter into selling agreements with you (“Selling Agents”) or otherwise make available the Fund to their clients. In connection with the offering of Common Shares, you further agree that:

(a) You will use best efforts to sell Common Shares, provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, or when agreed to by mutual consent between you and the Fund, you will suspend your efforts (including as to any classes of investors or any specific jurisdictions or otherwise). The Fund may also suspend or terminate the offering of

Common Shares (including as to any classes of investors or any specific jurisdictions or otherwise) at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific number or amount of Common Shares, that you are acting as an agent of the Fund and not as a principal, and that you are not obligated to buy any Common Shares for your own account.

(b) You will not make offers or sales of Common Shares except in the manner set forth in the Prospectus. You agree to comply with any procedures that we establish in connection with the offer and sale of Common Shares and you agree not to make offers or sales of any Common Shares and agree to require all brokers, dealers and other financial institutions that enter into selling agreements with you not to make any such offers or sales except in compliance with any such procedures. In this regard, you agree that:

(i) No sale of Common Shares to any one investor will be for less than the minimum amount as may be specified in the Prospectus or as the Fund may otherwise advise you.

(ii) No offer or sale of Common Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Common Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Common Shares are exempt from the registration or qualification requirements of such laws.

(c) You will furnish to prospective investors only such information concerning the Fund and the offering of Common Shares as may be contained in the then-current applicable Prospectus or any written supplements thereto, and such other materials which may in some circumstances be prepared by you and which comply with applicable laws and regulations and with applicable rules and interpretations of Financial Industry Regulatory Authority, Inc. (“FINRA”). For purposes of the offering of Common Shares, the Fund will furnish to you copies of the Prospectus (or before the effective date of the Fund’s Registration Statement under the 1933 Act, copies of the preliminary prospectus), which you will furnish to prospective investors as required by applicable law and regulations, and such other documents as you may reasonably request for the purpose of carrying out your duties hereunder. Additional copies of these materials will be furnished in such numbers as you may reasonably request for purposes of the offering.

(d) The closing of the initial offering of Common Shares will occur on such date as we agree. Thereafter, Common Shares will be offered and made available for purchase on a daily basis as described in the then-current Prospectus or on such other basis as may be determined by the Fund.

3. Compensation. As compensation for the services to be provided by the Intermediary Manager under this Agreement, you and Selling Agents will be entitled to receive compensation as set forth in Appendix A, attached hereto. It is expected that all compensation hereunder will be reallowed to the applicable Selling Agents.

4. Purchase of Common Shares.

(a) As Intermediary Manager, you have the right, subject to the terms of this Agreement, to accept or reject orders for the purchase of Common Shares at your discretion. You acknowledge that the Fund also has the right to reject any orders for the purchase of Common Shares in its discretion. Any consideration that you may receive in connection with a rejected purchase order must be returned promptly.

(b) You agree promptly to issue, or to cause the duly appointed transfer agent of the Fund, as agent of the Fund, to issue as your agent, confirmations of all accepted purchase orders and to transmit promptly a copy of such confirmations to the Fund. The full purchase amounts payable to the Fund in connection with each order for the purchase of Common Shares by an investor will be transmitted by you or by the Selling Agent to the Fund’s custodian (for the avoidance of doubt, excluding any applicable sales charges), within the periods specified in the Prospectus.

5. 1933 Act Registration. The Fund agrees that it will use commercially reasonable efforts to maintain the effectiveness of its Registration Statement under the 1933 Act unless the Fund deems it inadvisable to continue such effectiveness. Subject to the immediately preceding sentence, the Fund further agrees to prepare and to file any amendments to the Registration Statement or supplemental information to the Prospectus as may be necessary in order to comply with the 1933 Act.

6. 1940 Act Registration. The Fund is registered under the 1940 Act as a closed-end management investment company, and will use commercially reasonable efforts to maintain such registration and to comply with the requirements of the 1940 Act unless the Fund deems it inadvisable to continue such registration.

7. State Blue Sky Notices. The Fund shall use its best efforts to notify such states of its intention to sell any appropriate number of its Common Shares as the Fund and the Intermediary Manager may approve as required by applicable law; provided that the Fund shall not be required to amend its Certificate of Trust, Amended and Restated Agreement and Declaration of Trust or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of its Common Shares in any state from the terms set forth in its Registration Statement, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of its Common Shares. Any such notification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The Intermediary Manager shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such notifications.

8. Duties of the Intermediary Manager. You agree that:

(a) You will furnish to the Fund any pertinent information required to be inserted with respect to you as the Intermediary Manager within the purview of all applicable laws and regulations in any reports or registrations required to be filed by the Fund with any governmental authority.

(b) You will not make any representations inconsistent with the information contained in the then-current Prospectus or Registration Statement.

(c) You will maintain such records as may be reasonably required for the Fund or its transfer agent to respond to shareholder requests or complaints, and to permit the Fund to maintain proper accounting records, and you will make such records available to the Fund and its investor servicing agent upon request.

(d) In performing your duties under this Agreement, you will comply with all requirements of the Prospectus and all applicable laws, rules and regulations (including, but not limited to, the 1940 Act, 1933 Act, state blue sky laws and regulations, and the rules of FINRA) with respect to the purchase, sale and distribution of Common Shares.

(e) You will appoint Selling Agents to provide on an ongoing basis personal investor services and account maintenance services to their customers. Personal investor services and account maintenance services will include the following:

(i)

handling inquiries regarding the Fund from such customers who own Common Shares, including but not limited to, questions concerning such customers’ investments in the Fund, repurchase offers, reports and tax information provided by the Fund;

(ii)	assisting in the enhancement of relations and communications between such customers and the Fund;

(iii)	assisting in the establishment and maintenance of such customers’ accounts with the Fund, including notifying the Fund or its agents of any changes in account information;

(iv)	assisting in receiving and forwarding purchase and repurchase requests and payments to and from such customers;

(v)	providing such other similar services as the Fund may reasonably request to the extent Intermediary Manager is permitted to do so under applicable statutes, rules and regulations.

9. Allocation of Costs. To the extent permissible under Rule 12b-1 under the 1940 Act, the Fund will pay the costs and expenses associated with the composition, printing and mailing of sufficient copies of its Prospectus as are reasonably required in connection with the distribution of Common Shares to investors and for periodic distribution to its shareholders and will pay the expense of registering Common Shares for sale under federal securities laws. The Fund will also pay, to the extent permissible under Rule 12b-1 under the 1940 Act, the costs and expenses associated with any filings with FINRA and with the preparation and filing of any required registration statements under the 1940 Act or 1933 Act. You will bear your own expenses normally attributable to the offering and sale of Common Shares, other than those to be paid by the Fund.

10. Exculpation and Indemnification.

(a) The Intermediary Manager will not be liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance by the Intermediary Manager of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Intermediary Manager or any of its officers, directors, managers, employees or agents (collectively, the “Affiliates”) in the performance of their duties under this Agreement, or from reckless disregard by the Intermediary Manager or its Affiliates of their obligations or duties under this Agreement. Notwithstanding anything in this Agreement to the contrary, the Intermediary Manager’s cumulative liability to the Fund and any person or entity claiming through the Fund for all losses, claims, suits, controversies, breaches and damages of any nature whatsoever arising out of or relating to this Agreement, and regardless of the form of action or legal theory, shall not exceed an amount equal to the greatest amount of fees received by the Intermediary Manager for services provided under this Agreement during a particular six (6) consecutive month period. Notwithstanding anything in this Agreement to the contrary, the Intermediary Manager shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Intermediary Manager, or for damages occurring directly or indirectly by reason of circumstances beyond its reasonable control.

(b) The Fund agrees to indemnify and hold harmless the Intermediary Manager and each of its directors and officers and each person, if any, who controls the Intermediary Manager within the meaning of Section 15 of the 1933 Act (each such indemnified party, a “Fund Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising in connection with any person acquiring any Common Shares, based upon the ground that any registration statement, prospectus, statement of additional information, investor reports, application to qualify Common Shares under the securities laws of any state, or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Fund does not agree to indemnify any Fund Indemnitee or hold any Fund Indemnitee harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Intermediary Manager.

In no case (i) is the indemnity of the Fund to be deemed to protect a Fund Indemnitee against any liability to the Fund or its investors to which such Fund Indemnitee otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable to a Fund Indemnitee under the indemnity agreement contained in this Section 10(b) with respect to any claim made against such Fund Indemnitee unless such Fund Indemnitee shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon such Fund Indemnitee (or after such Fund Indemnitee shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to a Fund Indemnitee otherwise than on account of its indemnity agreement contained in this Section 10(b).

The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

The Fund agrees to notify the Intermediary Manager promptly of the commencement of any litigation or proceedings against it or any other Fund Indemnitee in connection with the issuance or sale of any of its Common Shares.

(c) The Intermediary Manager will indemnify and hold harmless the Fund and its several officers and directors, and any person who controls the Fund within the meaning of Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities, joint or several, to which any of them may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any application to qualify Common Shares under the securities laws of any state, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission was made in reliance upon and in conformity with information furnished in writing to the Fund or any of its several officers and directors by or on behalf of the Intermediary Manager specifically for inclusion therein, and will reimburse the Fund and its several officers, trustees and such controlling persons for any legal or other expenses reasonably incurred by any of them in investigating, defending or preparing to defend any such action, proceeding or claim.

11. Duration. This Agreement will take effect on the date first set forth above, will continue in effect for one year from the date of execution, and from year to year thereafter indefinitely so long as its continuance is specifically approved at least annually (i) by the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees who are not “interested persons” of the Fund cast in person at a meeting called for the purpose of voting on such approval.

12. Termination. This Agreement may be terminated (i) by the Intermediary Manager at any time without penalty upon sixty (60) days’ written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty (60) days’ written notice to the Intermediary Manager (which notice may be waived by the Intermediary Manager). If this Agreement is terminated before the sale of Common Shares to the public, the Intermediary Manager will not be entitled to any compensation hereunder other than reimbursement of any out-of-pocket expenses that may be payable to the Intermediary Manager hereunder. Section 10 will survive termination of this Agreement. This Agreement will terminate automatically in the event of its assignment.

13. Amendment. Any amendment to this Agreement will be in writing and will be subject to the approval either by action of (i) the Trustees of the Fund, or (ii) the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund1, including in each case, by a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, by vote cast in person at a meeting called for the purpose of voting on such approval.

[1]

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of the Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less.

14. Certain Definitions. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the Rules and Regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; and the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the Rules and Regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

15. Disclaimer of Trustee and Shareholder Liability. The Intermediary Manager understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property. A copy of the Certificate of Trust of the Fund is on file with the Secretary of The State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and this Agreement has not been executed by such Trustee in his individual capacity and that the obligations of or arising out of this instrument are not binding on any of the Trustees, officers or shareholders individually, but are binding only upon the Fund and the Fund’s property.

16. Notices. All written notices given pursuant to this Agreement will be sent to a party at the address set forth herein (or such other address as may be specified by a party in a written notice to the other party) and are deemed given upon receipt.

17. Section Headings. The headings for each paragraph of this Agreement are for descriptive purposes only, and such headings are not to be construed or interpreted as part of this Agreement.

18. Governing Law. This Agreement is governed by and will be construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

If the foregoing is in accordance with your understanding, so indicate by signing in the space provided below.

BLACKSTONE PRIVATE MULTI-ASSET CREDIT AND INCOME FUND

By:	/s/ Heather von Zuben
Name: Heather von Zuben
Title: Chief Executive Officer

Accepted:

BLACKSTONE SECURITIES PARTNERS L.P.

By:	/s/ Evan Clandorf
Name: Evan Clandorf
Title: Authorized Signatory

APPENDIX A

FEE SCHEDULE

In consideration of services performed by the Intermediary Manager relating to the sale and distribution of Common Shares to investors, the Intermediary Manager is entitled to receive any applicable sales charge assessed upon purchasers of Common Shares as specified in the Fund’s Prospectus. The Intermediary Manager, in its agreement with each Selling Agent, may designate the portion of the sales charge attributable to Common Shares placed by such Selling Agent that will be paid or allowed to such Selling Agent (which portion may be up to the entire sales charge attributable to such Common Shares), and the Intermediary Manager will pay or allow such designated portion of the sales charge to the Selling Agent. It is expected that all compensation hereunder will be reallowed to the applicable Selling Agents.

The Fund may also make payments pursuant to any distribution and service plan from time to time in effect with respect to the Fund.

The Intermediary Manager is solely responsible for the costs and expenses incurred in connection with its qualification as a broker-dealer under state or federal laws. The Fund will bear other costs and expenses incurred in connection with the offering of the Common Shares.